Exhibit 4.4

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IV. The second paragraph of Article VI of the Second Amended and Restated Certificate is hereby deleted in its entirety.

V. Paragraphs (c) through and including (e), (g) and (h) of Article VIII of the Second Amended and Restated Certificate are hereby amended to read in their entirely as follows:

“(c) Subject to the rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, if any, the directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, to be known as “Class I,” “Class II” and “Class III”, with each class to be apportioned as nearly equal in number as possible in accordance with a resolution or resolutions adopted by the Board of Directors. The term for each Class I, Class II and Class III directorship as of the date of this Certificate of Amendment shall continue for the remaining term of such directorship for such class, and thereafter such directorship shall no longer be classified and the term for such directorship shall be for an annual term until the next succeeding annual meeting of stockholders and until such successors are duly elected and qualified.

(d) [Reserved].

(e) [Reserved].

(g) Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more series of Preferred Stock have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and terms of such Preferred Stock applicable thereto.

(h) Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, so long as any directors are classified, any such classified director may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds (2/3) of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director or the entire Board of Directors may be removed, with or without cause, only by holders of a majority of the shares then entitled to vote at an election of directors, except that, so long as stockholders of the Corporation are entitled to cumulative voting for the election of directors, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors.”

VI. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

VII. This Certificate of Amendment shall become effective on October 6, 2017, at 8:10 a.m., Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this 6th day of October, 2017.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Scott E. Wiegand
Name: Scott E. Wiegand Title: Corporate Secretary